Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 1st Quarter 2008

April 16, 2008   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael, Chief Executive Officer

Michael J. Stone, Chief Operating Officer

Joseph E. Dondanville, Chief Financial Officer

John Robison, Treasurer, VP — Investor Relations

Conference Call Participants

Name	Affiliation
Kenneth Billingsley	Signal Hill Capital Group LLC
Ron Bobman	Capital Returns
Thomas Cholnoky	Goldman Sachs
Charles B. Gates	Credit Suisse
Michael Grasher	Piper Jaffray
Doug Mewhirter	Ferris Baker Watts
Bijan Moazami	Friedman, Billings, Ramsey & Co.
Meyer Shields	Stifel Nicolaus

RLI CORP.

Moderator: John Robison

April 16, 2008

10:00 a.m. CT

Operator:  Good morning and welcome ladies and gentlemen to the RLI Corp. first quarter earnings teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open this conference up for question and answers after the presentation.

Before we get started let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always these forward looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings including in the annual form 10-K, which should be reviewed carefully.

The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.

RLI’s management believes that this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other company’s definitions of operating earnings. The form 8-K contains the reconciliation between operating earnings and net earnings. The form 8-K and press release are available at the company’s website at www.rlicorp.com. At the request of the company, we will open the conference for questions and answers following the presentation. I will now turn the conference over to RLI’s Treasurer, Mr. John Robison. Please go ahead sir.

John Robison:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the first quarter of 2008. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company. We will conduct this call as we have in the past quarters. I’ll give a brief overview of the financial highlights and then Mike Stone will talk about the quarter’s operations. We’ll then open the call up to questions and Jon Michael will finish up the call with some closing comments.

I’m pleased to report solid first quarter operating earnings of $1.03 per share. This compares favorably to last year’s $1.20 per share which includes $0.32 of favorable development. The combined ratio for the first quarter was 89.2 resulting in underwriting income of $14.7 million. We are not immune to the softening marketplace. Our total gross written premiums are down quarter-over-quarter 6% to $161 million.

Casualty’s combined ratio stands at 100.7 due to the continuing rate declines in anticipated loss cost inflation. Property’s first quarter combined ratio of 67.3 was a significant improvement over last year due to the underwriting changes we made to our habitational business. Surety continues to perform well recording an 81.9 combined ratio.

Total expenses increased 8.2% quarter-over-quarter. We have traditionally used a soft market as a time to attract talent and develop system capabilities to prepare for the next hard market. This time is no different. We’ve added 27 underwriters over the past year, which will serve us well when the market turns. Turning to investments, investment income grew 1.4% quarter-over-quarter.

A significant portion of our cash flow in ‘07, and in the first quarter of ‘08 has gone to fund the share buyback program. Other comprehensive earnings show a loss of $18.8 million. This is a result of market fluctuations in the capital markets and reflects the net change in market value of our nearly $2 billion investment portfolio. Our total return on the portfolio was roughly breakeven for the quarter. Our lower-beta equity portfolio has been more defensive in these turbulent times, posting a decline of 7.2% versus the S&P’s -9.5% return. Our fixed income portfolio has a duration of 4.1 and an overall weighted average rating of “AAA”.

Given the turmoil in the structured product area of investments in the monoline insurers, I wanted to provide additional insight into our investment portfolio. As a highly profitable insurance company, we have an allocation of tax free municipal securities. Of our $500 million muni bond portfolio, roughly $60 million was insured by FGIC. As many of you know, FGIC was downgraded by the major rating agencies in March which has impacted many bond issues wrapped by this insurance. Of the $60 million municipal bonds we had insured by FGIC, none were downgraded below an “A” rating.

Default studies that we have seen reflect lower default rates in municipal bonds versus corporate bonds and we have never relied solely on the insurance as our rationale for purchasing any particular bond. We continue to monitor this asset class but believe our high quality portfolio will continue to perform well. We have approximately $34 million in asset-backed securities which are pools of assets collateralized by cash flows including home equity, credit cards, autos, etc.  Included in this total is roughly $10 million in subprime home equity exposure.

We have approximately $62 million in commercial mortgages and roughly $207 million on conforming Freddie Mac, Fannie Mae residential loans. If you exclude the conforming Freddie Mac and Fannie Mae mortgages, our exposure to structured product is roughly 5% of our investment portfolio, and our direct subprime exposure is less than 1%. There have been a number of significant gyrations which has impacted the financial markets over the last nine months.

We have successfully avoided many of the pitfalls, including auction rate securities, asset-backed commercial paper and large exposures to subprime. While on the topic of subprime, we also track our insurance subprime exposure within our D&O and surety books of business. From a surety standpoint we have very little exposure to mortgage brokers and homebuilders. In fact, our exposures to these areas represent a very small portion of our overall book of business.

From a D&O exposure, our risks are typically clause 1 which in many instances requires bankruptcy before coverage is extended. Even so, our list of insureds with subprime risk represents a very small portion of our overall D&O portfolio and in most instances we are a top layer of insured coverage. Turning to our share repurchase program, during the quarter we repurchased approximately 556,000 shares of RLI stock at an average cost of $53.37, or nearly $30 million. We have roughly $56 million remaining to purchase from the $200 million repurchase program approved in 2007. For the operations’ highlights, I will now turn the call over to Mike Stone. Mike.

Mike Stone:  Thanks John. Overall, a very good quarter and very good underwriting results. Our property results, much improved at a 67 combined ratio versus 89.

Our surety continues, and it’s nice to say continues for this segment, to perform profitably at an 82 combined ratio.

Our casualty experienced a 100 combined ratio versus 79 in ‘07. The ‘07 benefitted from 14 points of reserve release. Let’s talk casualty. 100 combined ratio, gross written premium down about 9%. I can remember when most companies were happy at 100 combined ratio for these long tail lines’ products. As you know RLI is never satisfied in underwriting loss no matter how small. As you reflect on this segment, remember our business model rewards underwriting profit, pure and simple.

I would expect our underwriters and our product leaders in this segment to be very selective in this environment. We also tend to be conservative on our loss picks. We haven’t baked in favorable prior year loss trends. And overall we’re comfortable with the direction of these products, obviously some of these products are larger products are E&S, excess and surplus lines products. We’re at the stage in the cycle where standard line companies are starting to compete more aggressively.

We believe we’ve got a good foothold, good franchise here, and we would expect to continue to do well in these lines. As we look at specific casualty products, our general liability, our primary liability product, our largest product, was off 13% in gross written premiums. Some of that due to what I said earlier. Rates off about 10%. We’re probably back at the 2002 levels. Remember that that was at the early stages of the hard market. We’re still profitable in this area and still making acceptable returns.

Our personal umbrella product, our standalone PUP, was up 2% in gross written premium and we’re getting a little bit of rate increase there as well. This is a profitable product with nice growth potential. In the executive products, our D&O, it was off about 3% in gross written premium and rates are down about 15%. We have very little financial institutions in this book and if there are financial institutions it tends to be high level excess and clause 1. Our subprime exposure, as John mentioned, is very manageable and do not think it will be amount to anything significant. To date we have about 15 claims reported and a very minimal case reserves given the fact that we think we’re in good shape there.

Our transportation business, off about 8% in gross written premium, rates down less than 5% as we’re giving up share and maintaining our rate discipline there. Very little change in that marketplace even with a major competitor having difficulty.

Property, good story, 67 combined ratio. Gross written premium down around 1%. As John mentioned, we spent a lot of time last year re-underwriting our habitational book of business. That’s paid off with much, much better results in that area. Pricing is off in that area about 15%. As we look at our CAT business, wind and earthquake, earthquake pricing probably peaked around the second quarter of ‘07, probably 25% off that peak. Returns are at a barely acceptable level, but we’re getting to a point where we will carefully watch exposure and probably shed exposure as the year goes on.

Without an event, it’s very difficult to keep these prices up in this segment. Wind pricing peaked probably in the first quarter of ‘07, probably off about 30% from that peak. Again producing returns at a marginally acceptable level. We’ve grown the exposure but are now with the pricing where it is, we’ll be carefully monitoring exposure for the rest of ‘08. Again we’ve gone several years without an event and memories tend to be a little short in this business.

Our marine business, gross written premiums up 30% there. Again we were in the early stages of that business last year. Rates again basically flat, off a little. We write mostly smaller accounts where there’s less competition. And we are executing on the business plan where this business started a couple three years ago.

Surety, another good story, combined ratio 82. Gross written premium up a little over a percent. We’re rolling out a new system in our miscellaneous surety area, the small license and permit bond area and expect to continue to grow that profitable area in ‘08. In the commercial area, the account driven license and permit bonds , we’re very careful as this market softens on terms and conditions. We’ll watch out carefully for exotic stuff, but we will not do the exotic stuff. That’s what got that marketplace in difficulty back five or six years ago. We do statutory bonds that are cancellable, and we’re starting to grow our contract business but very carefully as we’ve added underwriters in ‘07.

So all in all, a good underwriting quarter. The market continues to decline a bit. But we have thrived in all marketplaces and will expect to thrive here. With that, John.

John Robinson:  Thank you Mike, I would like to open the call up now to questions.

Operator:  Thank you, sir. The question and answer session will begin at this time.  If you’re using a speakerphone, please pick up your handset before pressing any keys.  Also please be sure that your mute function is turned off to allow your signal to reach our equipment.  Should you have question, please press the star key followed by the digit one on your telephone.  Again, that is star one if you’d like to, excuse me, and if you wish to withdraw your question please press the pound key.  Again, it is star one.  Your questions will be taken in the order that they are received.

Please stand by for our first question. We’ll go first to Charles Gates with Credit Suisse.

Charles Gates:  Hi, good morning. My first question, I listened to the commentary, that said, what area of the casualty business contributed most importantly to the underwriting loss during the period?

Mike Stone:  Charlie, its Mike Stone. Again underwriting loss, we’re right at 100 combined. General liability is our biggest product and general liability is being booked right at break even. Certainly our commercial umbrella product, smaller but we believe is under more stress. That was a book in excess of 100. So I’d say contributing, those are the products that most contributed to the 100 combined ratio.

Charles Gates:  Could you zero down in the general liability component what segments of that general liability would have are the most difficult or contributing?

Mike Stone:  Well we look at our general liability business really in three segments: contractors, habitational and products. I’d say that the contracting book, which is more west coast, has been under more pressure. There’s been more rate pressure on the west coast than the rest of the country, even though there’s been great pressure throughout. So I’d say that we’re more conservative as we look at that book of business.

Charles Gates:  What is habitational?

Mike Stone:  That would be, you know, apartment buildings, condos.

Charles Gates:  Liability is if somebody goes over there and breaks his leg or something.

Mike Stone:  Yeah, or something like in New York where something would fall on his head or something, yeah.

Charles Gates:  That’s nice. What was the third category of general liability?

Mike Stone:  Products liability.

Charles Gates:  And if you were to focus and say that the area where we’ve seen the most change it was this year contractors?

Mike Stone:  Well again most changed, I think that’s where we’re being most conservative. As we look at trend and we look at rate decline, yeah there’s been more rate decline in the contractors’ area than the rest of the book, again because that’s more weighted toward the west coast. Our habitational book is more weighted towards the east coast, where there’s been less rate pressure.

Charles Gates:  With regard to contractors, basically those are programs that protect the contractor from basically from error that he has made in the wake of the Montrose decision, is that a correct analysis?

Mike Stone:  Well let me, that’s correct only that’s a small part of it. These are general liability policies that provide coverage for losses sustained by a contractor, that is someone making a claim for some contractor making some sort of negligent performance. It wouldn’t have to just be construction defects; it could be somebody coming on the property and the contractor causing that person to be injured. I mean by and large we insure commercial contractors, not residential. And by and large our losses tend to be one-off losses, not these multiple losses, multi-plaintiff losses that you see in the residential area.

Charles Gates:  I guess the only other question on this, those are basically all occurrence policies aren’t they?

Mike Stone:  Yes.

Charles Gates:  So therefore arguably there’s no reason why, if I had a claim, there’s no reason why I would have had to get my claim in during this period? I can come after you any time, can’t I?

Mike Stone:  Well, no, you can’t come after me any time. Obviously the policy would respond, but if our legal defenses to you bringing a claim at any point in time, those legal defenses being statutes of limitations and statutes of repose. That is a statute of repose being the most effective which says that you can only bring a claim after a certain period of time when the construction is over, okay. The statute of limitations being from the point of discovery of the injury, going to get pretty technical here, I’ll try not to, you can bring a claim within two years or so in most jurisdictions.

Charles Gates:  I’ll let somebody else ask questions and I’ll try to ask another, thank you sir.

Operator:  We’ll go next to Bijan Moazami with FBR.

Bijan Moazami:  Good morning everyone. Some people argue that the subprime issue will probably not lead to D&O losses but to E&O losses. How do you guys think about that and whether or not you’re writing any kind of financial E&O?

Mike Stone:  Bijan, it’s Mike Stone. We write no financial E&O, we write some miscellaneous professional liability but not in the financial area. We view it as a D&O issue basically because that’s where we play and that’s what we’re looking at. I think you’re probably right. I think there’s going to be financial institutions that are going to encounter a significant E&O exposure as well as D&O exposure.

Bijan Moazami:  Okay. When I’m looking at your rates or premium volumes for casualty there was a 9% drop, was there any change in the exposure or was it mostly pricing?

Mike Stone:  Bijan it’s mostly pricing.

Bijan Moazami:  Mostly pricing. Let me just get an understanding again on the increase in the casualty loss ratio following up on some of the questions Charlie asked. Even if I adjust for the 14 points of reserve release last year, and I assume that there was no reserve release from casualty this year, there was still an 8 point deterioration in there. Is that more or less in line with the price changing that you got in there or is there any change in your perception of the liabilities going forward?

Mike Stone:  Bijan, its Mike Stone. It’s mostly price decline, there’s obviously some loss trend in there as well, but mostly price declines.

Bijan Moazami:  Okay, so you said it was 9% roughly for premium volume shrinkage because of price decline, 8 points increased in the loss ratio, so no major change in the view of how the liabilities are going to turn out or whether or not the terms and conditions has led to an increase in losses.

Mike Stone:  The answer is no, that’s correct.

Bijan Moazami:  Okay, great. Thank you.

Operator:  We’ll go next to Mike Grasher with Piper Jaffray.

Mike Grasher:  Thank you. Good morning, just to follow up on that, maybe asking a different way, how much of the reserve build that you experienced in the quarter was related to loss cost inflation?

Joe Dondanville:  Mike this is Joe Dondanville, I think we’re kind of looking at that 5-7% range for loss trends.

Mike Grasher:  5-7%, okay. And then any other assumptions around that besides the 5-7% that we should be thinking about?

Joe Dondanville:  Well I think just from an overall historic standpoint we try to make our loss picks conservative. We want to maintain a strong balance sheet. We know we’re heading into an economic downturn and we want to make sure we’re not anticipating you know more favorable trends than what we’ve seen in the past.

Mike Grasher:  Okay, fair enough. And final question around reserves, did you add reserves to any specific accident year?

Joe Dondanville:  No.

Mike Grasher:  Okay, and then I wanted to circle back to Mike, conversation around the transportation sector and your trucking. Where is that? Is that across the country, is it any specific geography?

Mike Stone:  Yeah Mike, it’s across the country but we tend to have more business in the southeast, but it’s around the country. Less on the east coast and not as much exposure on the west coast either. Some in both places but concentrated southeast, Midwest.

Mike Grasher:  Okay and then just if you could give me a bit more background on earthquake. What’s your retention on earthquake? It seems to, I guess the pricing seems to fluctuate so much I can’t help but think that retention has to be somewhat low but I did want to ask the question.

Joe Dondanville:  Our retention on earthquake is the first $50 million and we have a tower that takes us up to our 250-year exposure of which we have a 25% retention.

Mike Grasher:  Okay, let me ask a different way just in terms of your in-force retention with your policy holders.

Mike Stone:  This is Mike Stone, on renewal retention, that’s in the area of about 50%.

Mike Grasher:  Okay it is then, okay. And just a final thanks to John for a very good overview of the investment portfolio and the various exposures there, I think that was very helpful.

John Robinson:  You’re welcome.

Operator:  We’ll go next to Doug Mewhirter with Ferris, Baker Watts.

Doug Mewhirter:  Hi, good morning. I had another earthquake related question, I noticed in the news that the California Earthquake Authority I guess installed some new forecasting models or pricing models and I’m not really familiar with the technical aspects of it other than that I know that you’re in that market as well. And I just wanted to know if that had any effect on the earthquake market as a whole or if you are also incorporating those changes or if that’s going to change pricing or the competitive landscape at all?

Mike Stone:  It’s Mike Stone. RMS came out with that, and I don’t know if this is, because I’m not exactly sure what the California Earthquake Authority installed but I do know there was a new version of the earthquake model that had slight changes. We didn’t adopt it because when we looked at it, it didn’t have any impact or minimal impact on our exposure. So there are changes to the models that occur not infrequently that we install or other companies install.

The California Earthquake Authority would as well which will have some impact on their modeled exposure. And we are early adopters of these and as they change we adopt them rapidly. There’s another one coming out in I think in the next couple of months that we’ll be taking a look at and evaluate and probably install that version. I thought you were going to ask the question about the scientists saying there was a 99.7% chance in the next 30 years of there being a significant earthquake in California.

Doug Mewhirter:  I was actually thinking about it but I assumed that you knew that already. I assume that’s more of a publicity and people who actually do this for a living already kind of knew that there was going to be an earthquake in the next 30 years.

Mike Stone:  Yeah, we know there’s going to be an earthquake, we’re not exactly sure when or how big. And that’s why we carefully monitor our exposures and make sure that we get the price for that exposure that we need and take the exposure down when we’re not getting the price.

Doug Mewhirter:  Okay, thanks for that answer. I just had a quick follow up, was there any I guess within your three major segments, was there any reserve movement either way that happened to cancel each other out that came to a zero net, so was there a negative in casualty and positive in property or anything like that in the quarter?

Joe Dondanville:  No. We did have a small reserve position on surety as a result of settling another bank in the CMC matter. And that’s why you see a little bit of a dip in the surety losses but it’s under $0.5 million.

Doug Mewhirter:  Okay, thanks, that’s all my questions.

Operator:  We’ll go next to Meyer Shields with Stifel Nicolaus.

Meyer Shields:  Thanks, good morning everybody. If I can hammer on casualty just a little more, if rates are going down, loss costs are going up, are there any underwriting activities you can take or should we anticipate basically break even accident year performance?

Mike Stone:  It’s Mike Stone again, again I think we’ve talked about this. We will be conservative as we look at our picks, but certainly our underwriters, who are paid on the basis of underwriting profit, will look to a far better selection, better pricing in where we see better pricing we’ll write more business there. So it could shift geographically, it could shift between contractors in habitational, those kind of things. So we’re always looking to optimize if you will that portfolio and look for the better priced areas, be it geography, be it segment. So I mean I have every expectation that we will outperform. We have in the past and I would expect that we will going forward.

Meyer Shields:  That’s helpful. I don’t know if this is a fair question, but I guess historically for the most part we’ve seen some measure of reserve releases, not like we’ve seen over the past few years but just as a reflection of conservative initial loss take. I guess I’m a little curious as to why we didn’t see any impact of that in the quarter.

Joe Dondanville:  This is Joe Dondanville. I think it’s primarily because of the effort that we went through last year that pretty significant reevaluation of where we were in our overall loss picks. We had a substantial reduction in our reserves during 2007 and you know as a result, I think historically we release whatever reserves that we identify as being the excess levels. And at this point you know based on where we are we just didn’t feel that it was appropriate to release any additional reserves.

Meyer Shields:  And real quickly, in the property line, when we I guess model out the difference in gross and net written premiums, should we see this as a fairly confident ceded number every quarter or is there some seasonality that we should be baking in?

Joe Dondanville:  I’m not sure there’s seasonality but there is a mix that we’re seeing and that mix change is on the marine side. That’s an area that continues to grow and it has a relatively small cession for it. And on the other side the large items of reinsurance happens to be our catastrophe covers and we’ve seen a fairly significant reduction in our CAT covers and I think the first quarter favorable impact of that is about $2.2 million and that would not be seasonal. We would expect that to continue throughout the year. So as marine continues to grow and we anticipate that, we would expect that our ceded ratio should be declining slightly.

Meyer Shields:  Fantastic, thank you very much.

Operator:  Well go to Tom Cholnoky with Goldman Sachs.

Tom Cholnoky:  Yeah, good morning, I just have two questions if I can. One on loss cost trends. You mentioned that you’re, I don’t think have seen a big change there, but I was wondering just on frequency given obviously the softness in the economy, have you seen any impact at all from a frequency perspective and then I have a quick follow up.

Joe Dondanville:  In the first quarter we’ve seen some frequencies of the smaller type claims, slips and falls type parking lot type claims. Nothing on the severity side at this point.

Tom Cholnoky:  So you’ve seen uptick or a downtick, sorry.

Joe Dondanville:  An uptick in those types of …

Tom Cholnoky:  The small, very small types of claims. Okay. And is there much as you looked at your book of business over different economic cycles, has there been any correlation at all between what’s going on in the economy from a growth perspective versus frequency?

Joe Dondanville:  Probably a little bit as you find more people that are either out of work or having economic troubles, they may have a tendency to try to reach for some recoveries on those types of claims.

Tom Cholnoky:  Okay, and then just on the reserves side, although you didn’t release reserves in earnings, would you have at all shifted around reserves into various accidents in your buckets, so in other words maybe taken some reserves out of favorable years and used them to perhaps put them into newer accident years? So in other words I mean reserves always move around intra-accident year.

Joe Dondanville:  In the first quarter we haven’t done that detailed type of analysis, but you know I’m certain that you know as we look more closely into the accident years we’ll naturally have some shifting that would normally occur in estimates of this nature. But at this point we haven’t gone through that detail of an analysis to determine. We look at kind of the overall portfolio and look at what we expect to come in as reported versus what has happened, actually come in as reported.

Tom Cholnoky:  Okay, great, thank you.

Operator:  We’ll go to Ken Billingsley with Signal Hill.

Ken Billingsley:  Good morning. Just a follow up on the casualty side and one thing I’d like to clear up is the casualty loss ratio increase you say is mostly driven by price, is that correct?

Joe Dondanville:  Yes.

Ken Billingsley:  And most companies tend to say that they write toward the 95% combined ratio, if you were seeing that it was price that was driving this, what was the reason to continue writing the business during the quarter and maybe no pullback before it starts going into the 100% realm?

Mike Stone:  It’s Mike Stone, Ken. Obviously we did pull back a bit, and in some areas we watch that. Again like I said, you say most companies write to 95-96, that’s very, very recent history. And we’re very careful as we look at our products. We are we think very prudent as we proceed with our underwriting and we’ll be careful as we select going forward. So we did lose top line and I would expect that we’ll continue to manage this going forward.

Ken Billingsley:  And the 95, that’s what people say they want to write to, not necessarily where they end up and getting to Tom’s question on, it looked like net reserves, there was no net reserve redundancy or deficiency and that was I think for my question is, if there was no net deficiency, what really occurred in the quarter that maybe was a surprise to you that you would continue to be writing throughout the end of March if you saw that pricing was moving away from you at about a clip of 9-10%? Was there anything that caught you guys off-guard?

Mike Stone:  Ken this is Mike Stone. You know we’re not happy with 100 combined but no I mean again to a large degree these results are baked in given our loss picks and we didn’t see anything that came in in the quarter that made us feel like we should deviate from those loss picks. We do believe that over time we will outperform. And we’re going to be conservative as we look at this as we see price decline, as we see, we’re not going to fool ourselves into a 95 when we see price decline and we bake in the loss trend. So I feel comfortable with how we’re going about it and how we’re underwriting and like I said I think we will outperform going forward.

Ken Billingsley:  Do you guys see opportunities in the next two or three quarters that pricing will stabilize and that’s why you want to continue to be a player in some of these spots, so you can take advantage of the potential increases in premium pricing?

Mike Stone:  Well Ken I mean we obviously want to keep our franchise but we’re going to be, if prices continue to decline we’ll continue to shed business. But I predict and I’m usually wrong when it comes to how soon the markets going to change. We’re in an environment that’s coming off a very, very high rates and coming out of that hard market and we have softened, and I would expect that until somebody feels some pain, be it through results, through reserve increases, through rating actions, that we’re not going to see prices stabilize.

Ken Billingsley:  Last question is on the expense ratio side, through 2007 I imagine that bonus payments on redundancies were flowing through the expense ratio yet it still looks like the expense ratio is running higher. Can you talk about what’s driving the higher expense ratio?

Joe Dondanville:  Yeah Ken, this is Joe Dondanville again. A couple of things. The primary driver is on the acquisition side of the expenses where in some situations we’re paying a higher commission, some situations it’s the mix of business that we’re writing that has higher commission, and I think as we mentioned earlier, we have expanded our underwriting base. We’ve added underwriters during the year in which we’re willing to carry some additional costs in order to be prepared to write business and grow when the opportunity presents itself.

Ken Billingsley:  Okay, and are you seeing competition where you’re having to pay a little bit higher of a commission rate to compete out there?

Joe Dondanville:  In some situations we’re getting pushed back. You know the brokers out there are feeling price, or revenue declines similar to us. As rates go down, their commissions go down and so they’re looking in order to try to package commitments for premiums to try to get higher rates.

Ken Billingsley:  Great, thank you very much.

Operator:  We’ll go next to Ron Bobman with Capital Returns.

Ron Bobman:  Hi, good morning. I had two questions. You haven’t mentioned it, my question is on the topic of reinsurance, and you haven’t mentioned it so I assumed you’re not entertaining it or pursuing it but just to make sure maybe you could answer why. Doesn’t sound like in the area of casualty writing that you’re looking to buy more reinsurance and I was wondering given the sort of indicated profitability that would be an extension of the accident year loss ratio for that line why you’re not considering that. That’s my first question, thanks.

Jon Michael:  Jon Michael, I’ll take that one. We, I suppose on the margin when you look at how much reinsurance we buy, we may be influenced one way or another by the price. But in our reinsurance buying decisions the first and foremost critical issue is whether or not those reinsures, we believe the reinsurers will be there to pay the claim in the future. So the most important thing for us in reinsurance buying decisions is security.

The second thing is how much reinsurance do we need to buy? So we’re not going to buy reinsurance if we don’t need to buy it. And then lastly, and I think its way down on the list, is what the price of the reinsurance is. So we’re not a market that is out there, you’re going to see wild swings in our reinsurance buying habits one way or another unless something happens to the security. So the answer to that is, that’s not the kind of company we are.

Ron Bobman:  Okay, and I had sort of a related question to the indicated profitability on the casualty insurance business that you’re writing. You know, the company is an outstanding underwriter and the historic results clearly support that and so surely every segment of business that you write, you have an expectation to generate an underwriting profit. But obviously the bookings, the accident year picks, and the indicated combined ratio for the casualty line is one without underwriting profitability at least as far as the indicate level of profit in the first quarter business that was written.

So I’m curious to know whether it be sort of the internal accounting department or the CFO or whether it would be the independent accountants, who I assume at some cursory level look at the quarterly numbers, sort of can justify the bookings or sort of signing off on the bookings of these loss ratios knowing that the company a) is so good at what it does and b) surely expects to generate underwriting profit once these lines mature. Thanks a lot and that’s it for me.

Jon Michael:  Well they’re all looking at me to answer that question. Jon Michael. We’re booking at 100.7 combined because that’s what we expected to end up being. That’s, we make our best guess, educated guess as it is, taking into account all the factors that you mentioned and more. And if we’re fortunate enough to have it turn out better, so be it.

But I can assure you that we, nor do our external auditors or our accounting department or actuarial department or senior management, believe anything other than we’re booking at what combined ratio we expect that business to turn out to be. So the answer is no, you know the external auditors, they look at it, sure. They look at it every quarter as you suggest and they look at it on an annual basis and more than just a cursory review, I might add. So, the answer is no, I mean we book it to where we think it’s going to turn out to be.

Ron Bobman:  Okay, thanks a lot for addressing my questions and best of luck.

Operator:  We have a follow-up question from Charles Gates with Credit Suisse.

Charles Gates:  Hi, I have a couple, unfortunately. My first question, you bought back a lot of stock. I observe in your news release that your surplus fell some 6% in the first quarter. If one annualized that, that’d be a big decline. Does that say anything about the furthering of that share repurchase or respect for the “A+” Best rating?

Joe Dondanville:  Charlie this is Joe Dondanville. I think what we have always said when we were buying back shares that we’re going to do it over, on a measured basis over time. And yes part of the 6% decline in surplus was a decline in our equity portfolio based off of the first quarter results. If we see that trend continuing then we’re going to moderate our repurchase program, but I believe we still have a target of trying to maintain surplus at an “A+” level. We’re not looking at trying to jeopardize our rating, but at the same time we do want to maintain an appropriate leverage in the business that we’re writing.

Charles Gates:  Are the preferred stocks on your balance sheet carried at market?

John Robison:  Yes they are.

Charles Gates:  Okay, there was my second question. My third question, if you guys are writing significant section of your book at basically break even, what does that say about arguably new competitors. In answering that question could you speak or elaborate on the position held by the Bermudians as well as the standard market companies as far as how they’re coming in?

Jon Michael:  Charlie, your questions are never unfortunate by the way as you suggest. But you know we can’t answer how we believe the Bermudians are coming in vis-à-vis standard companies. But there is competition from all sides. Are you asking are the Bermuda companies being as aggressive as the standard lines companies? Yes, the answer is yes, everybody, I think there’s a lot of aggression on all sides. I’ve said in the past and I believe this that the intelligence of the Bermuda underwriters is very high overall, and so I’ll give them credit for that. We have had, and it is a phenomenon in these soft markets, that the standard lines companies open up their underwriting templates and invade the specialty classes, and that’s going on now too.

Charles Gates:  As I recall, pricing started to deteriorate in spring of ‘87 in commercial lines in insurance and it really didn’t turn for a hell of a long time. The way, excuse me, yea it was the late 90’s, here’s the question, speaking to that, when did the E&S cycle arguably turn during that period?

Jon Michael:  Are you talking about during the late …

Charles Gates:  The cycle that emerged in the spring of ‘87 and didn’t really turn until 2000 for many commercial lines.

Jon Michael:  Yeah, I think I might let Mike Stone answer that since he’s the oldest in the room.

Charles Gates:  That’s real nice, that’s like age discrimination against me.

Mike Stone:  Thank you Charlie. I’m preparing my complaint right now. Charlie I think from an E&S perspective, the market started to change for casualty in 2001, pre 9/11. But it just was starting around the edges. 9/11 was the real catalyst for the change in E&S as well as everywhere else. If you look back at our results and look back at our top line back in those days, we were writing $50 million worth of general liability and we took off in 2001, 2, 3 and 4. That’s, so that was the catalyst, it started to change a bit before that.

Charles Gates:  What’s the problem with personal umbrella? Because I think one of you said, maybe I got this wrong, but the underwriting results were close to break even.

Mike Stone:  Charlie if you heard that, I didn’t say it. No our personal umbrella results continue to be, our underwriting results are profitable. It’s under 100. And we are growing that business as well. That’s been an excellent product for us, we’ll do close to $60 million of personal umbrella this year, up from probably half that four or five years ago.

Charles Gates:  Thank you.

Operator:  Next we have another follow-up with Mike Grasher with Piper Jaffray.

Mike Grasher:  Just a couple of quick follow-ups here for Joe. The tax rate here fell to 28.5% in the quarter, some of it due obviously to less underwriting profit and more from investment income. But as you look ahead is this in your view a fair run-rate and then second question would be as you look ahead would you be forecasting any change in your allocation or your asset allocation into more munis?

Joe Dondanville:  I think as far as the run-rate goes, I think it is fair to look at the components and as our allocations between the tax favorable investments continue to grow. We saw an opportunity with the muni market that we did increase our muni allocation in the first quarter and it’s just going to be watching where the opportunities to get the appropriate spread for the risk that we’re willing to take on the investment side that dictates whether we’re going to have more opportunities in the market for munis in the future.

Mike Grasher:  Okay fair enough but you do think the 28.5% is a fair run-rate?

Joe Dondanville:  Yeah, it could gravitate up a little bit to 29 or in that ballpark.

Mike Grasher:  Okay fair enough, thanks.

Operator:  Next another follow-up with Meyer Shields with Stifel Nicolaus.

Meyer Shields:  Thanks I just have a few hopefully quick issues. When you talked earlier I think it was Mike about higher commission expenses, that seems to be a bit of a shift from what we’ve heard in the past couple of years and I was wondering if you could examine that a little bit, specifically whether that’s wholesale or retail agents or both.

Mike Stone:  Yeah, most of the pressure is coming in the wholesale environment. We are not, we have not increased our commissions across the board. It’s ad hoc, but you always get pressure at this stage of the market for, as people are, understand that the market’s soft because there’s more competition for the business, and to the extent that there’s more competition for the business, the people that control that business ask for more to place that business with you. So you get commission pressure at this stage.

We resist that but in some stages and some areas we do succumb. But our commission expenses are up a bit and some of that is also mix as well also. Some products you just naturally pay more commission. That’s what’s required, for example in surety but that’s much higher than other businesses. Marine, some segments of marine are higher than other segments of marine and as we write more because we think it’s better business in the segment with higher commission, you’ll see our acquisition expenses go up. So it’s a combination of things that cause that to happen.

Meyer Shields:  Thanks, turning to the I guess property experience, was there, is there any impact on loss costs from the fact that residential construction has really ground to a halt because there’s less demand for the materials?

Mike Stone:  It’s Mike Stone. I don’t think there’s a big impact there. I’m sure on the margins there’s probably some benefit. But that’s not what’s driving our results. Our results are really driven by the fact that we didn’t have anywhere near as many losses.

Meyer Shields:  Okay and that’s despite what looked like worse weather year over year?

Mike Stone:  Yeah, worse winter weather. We had very little winter related losses.

Meyer Shields:  Okay, two more then I promise I’ll go. When you look at the subprime implications, is there any opportunity on the underwriting side that might emerge with rates moving up or is it too early for that?

Mike Stone:  Yeah I think the rates aren’t moving up other than the financial institution area where we’ve seen rates move up but frankly the area that we’re playing, the rates are up a bit but nothing like what you read in the popular and trade press. So you have to have an appetite for financial institutions. That has not been our appetite and obviously we’re served better than others because we haven’t had that part of our appetite. So, yeah there’s some opportunity if you’ve got the right underwriters and rates really are moving up in the 2-300% in stuff that I’ve read, but we haven’t seen that.

Meyer Shields:  And turning to Maui Jim, was there anything unusual in either last year’s results or this year’s results because year over year growth it was pretty impressive.

Joe Dondanville:  No, it was mainly sales. They’ve had a terrific first quarter sales number. This is a little bit of their seasonality of loading up for the summer months.

Meyer Shields:  Fantastic, thanks so much.

Operator:  As there are no further questions I’d now like to turn the conference back to Mr. Jonathan Michael for closing comments.

Jon Michael:  Thank you all for all of your questions and being so attentive. Overall, a very good quarter, especially given the soft marketplace. Our premiums are down over 6%. We’re not leading with our chins. Our model emphasizes disciplined, profitable underwriting. During this time, our strategy is to maintain that discipline and to build the systems, products, and people necessary for when other opportunities become available. We’re looking for product additions, either through acquisition or lift-outs of people.

We’re building systems. Systems have always been very important to us and our success. And today, during this period of time, we’re really focused on building our systems of the future. As for people, we’re not laying people off. John mentioned, Mike mentioned, we’re hiring underwriting talent. We think now is the time to look for that underwriting talent and we’re training our newer employees. We’re training them to learn the RLI way of doing things. We thrive in all kinds of markets, hard, soft. I would submit to you that any sub-90% combined ratio is outstanding in any market at any time. So, we’re happy with the results overall and we look forward to providing equally as good or better results in the future. Thank you very much.

Operator:  Ladies and Gentlemen if you wish to access a replay for this call, you may do so by dialing 1-888-203-1112.  Again, that’s 888-203-1112 with an I.D. of 6278654.  Again, the pass code is 6278654. This concludes our conference for today.  Thank you for your participating.  Have a nice day, all parties may now disconnect.

# # # # # # # # # #   E  N  D   # # # # # # # # # #